Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in BB&T Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

     We also consent to the incorporation by reference in this Registration Statement of our report dated June 14, 2007 relating to the financial statements, which appears in the Annual Report of BB&T Corporation 401(k) Savings Plan on Form 11-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
December 7, 2007